Part II.  Other information, Item 6a.

                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                               Three Months Ended           Six Months Ended
                                                              1-Oct-95   2-Oct-94          1-Oct-95   2-Oct-94
Primary:

Weighted average shares outstanding                              76,987    67,220            76,706     67,093

Net effect of dilutive stock options                              5,561     4,684             5,308      4,987
                                                                -------   -------           -------    -------
Total                                                            82,548    71,904            82,014     72,080
                                                                =======   =======           =======    =======

Net income                                                      $34,336   $17,006           $63,127    $33,884
                                                                =======   =======           =======    =======

Earnings per share                                              $  0.42   $  0.24           $  0.77    $  0.47
                                                                =======   =======           =======    =======


Fully diluted:

Weighted average shares outstanding                              76,987    67,220            76,706     67,093

Net effect of dilutive stock options                              5,561     4,684             5,473      4,987

Assumed conversion of convertible subordinated notes              7,031                       4,881
                                                                -------   -------           -------    -------
Total                                                            89,579    71,904            87,060     72,080
                                                                =======   =======           =======    =======

Net income                                                      $34,336   $17,006           $63,127    $33,884

Add:
Convertible subordinated notes interest, net of income taxes    $ 1,903                     $ 2,496

                                                                -------   -------           -------    -------
Adjusted net income                                             $36,239   $17,006           $65,623    $33,884
                                                                =======   =======           =======    =======

Earnings per share                                              $  0.40   $  0.24           $  0.75    $  0.47
                                                                =======   =======           =======    =======

On August 24, 1995, the Company's Board of Directors approved a two-for-one stock split in the form of a stock dividend for stockholders of record on August 25, 1995. The distribution of additional shares was on September 15, 1995. Share information for all periods presented has been retroactively adjusted to reflect this stock dividend.